Exhibit 10.3

WIND RIVER SYSTEMS, INC.

EXECUTIVE OFFICERS’ CHANGE OF CONTROL

INCENTIVE AND SEVERANCE BENEFIT PLAN AND SUMMARY PLAN

DESCRIPTION

Amended and Restated October 14, 2008

SECTION 1. INTRODUCTION.

This Wind River Systems, Inc. Executive Officers’ Change of Control Incentive and Severance Benefit Plan (the “Plan”) was approved by the Compensation Committee of the Board of Directors of Wind River Systems, Inc. (the “Company”) on November 16, 1995, and is hereby amended and restated effective October 14, 2008 (the “Effective Date”). The purpose of the Plan is to encourage valued senior employees to work in the Company’s best interests during and following a Change of Control (defined below) by providing for the payment of incentive and severance benefits as set forth herein. As of the Effective Date, this amended and restated Plan shall supersede any group severance benefit plan, policy or practice previously maintained by the Company for the employees described herein. This Plan document also is the Summary Plan Description for the Plan.

SECTION 2. ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the requirements set forth in this Section 2, and subject to further limitations set forth subsequently in this Plan, the Company will award incentive benefits to Eligible Employees and will grant severance benefits during the Benefit Period to Eligible Employees. As a condition of receiving severance benefits under the Plan, each Eligible Employee must execute a general waiver and release, on the form provided by the Company, which releases the Company from any and all claims the Eligible Employee may have against the Company (the “Release”).

(i) “Eligible Employees” are, for purposes of the Plan’s incentive benefits, all employees employed at the level of Vice President or above at the time of the occurrence of a Change of Control. This term, for purposes of the Plan’s severance benefits, shall mean all employees employed at the level of Vice President or above whose employment with the Company is involuntarily terminated other than for Cause or who voluntarily terminate employment for Good Reason, at any time within twelve (12) months following a Change of Control.

(ii) “Change of Control” shall mean (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iii) any other capital reorganization in which the beneficial ownership of more than fifty percent (50%) of the shares of the Company entitled to vote changes; (iv) a transaction or group of related transactions involving the sale of all or substantially all of the Company’s assets; or (v) the acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any subsidiary of the Company) of the beneficial ownership, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power in the election of directors.

(iii) “Cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) conduct by Executive which based upon a good faith and reasonable factual investigation and determination by the Company demonstrates gross unfitness to serve; or (iv) intentional, material violation by Executive of any contract between Executive and the Company or any statutory duty of Executive to the Company that is not corrected within thirty (30) days after written notice to Executive thereof. Physical or mental disability shall not constitute “Cause”.

(iv) “Good Reason” shall mean any one of the following events which occurs on or after the date of the Change of Control: (i) a reduction of the Eligible Employee’s rate of compensation; (ii) reduction in the package of welfare benefit plans, taken as a whole, provided to the Eligible Employee (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect the Eligible Employee’s participation or reduce the Eligible Employee’s benefits under any of such plans; (iii) change in the Eligible Employee’s responsibilities, authority, title, reporting relationship or offices resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after notice thereof is given by the Eligible Employee; (iv) request that the Eligible Employee relocate to a worksite that is more than thirty-five (35) miles from his prior worksite, unless the Eligible Employee accepts such relocation opportunity; (v) material reduction in Eligible Employee’s duties; (vi) failure or refusal of a successor to the Company to assume the Company’s obligations under the Plan; or (vii) material breach by the Company or any successor to the Company of any of the material provisions of the Plan; provided, however, that the Eligible Employee must provide written notice to the Company of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days of such written notice.

(v) “Benefit Period” shall mean the period commencing on the date an employee of the Company becomes an Eligible Employee as defined in paragraph (i) of this Subsection (a) (the “Termination Date”) and continuing for twelve (12) months (eighteen (18) months if the Eligible Employee is the Company’s Chief Executive Officer) following the Termination Date, if the Termination Date occurs at any time within twelve (12) months after the Change of Control.

(vi) “Equity Award” shall mean a grant of incentive or non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units, or other equity or equity award to an Eligible Employee pursuant to an equity incentive plan of the Company.

(b) Exceptions. An employee who otherwise is an Eligible Employee will not receive severance benefits under the Plan in any of the following circumstances:

(i) The employee voluntarily terminates employment with the Company other than for Good Reason.

(ii) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or a successor to the Company, or is wholly or partly owned (directly or indirectly) by the parent or other affiliate of the Company or its successor.

SECTION 3. AMOUNT OF INCENTIVE AND SEVERANCE BENEFITS.

(a) Incentive Benefits. Individuals who are Eligible Employees at the time of a Change of Control shall receive the following incentive benefits:

(i) If, on the date of the Change of Control, the Eligible Employee has outstanding Equity Awards to purchase or acquire shares in the stock of the Company, the vesting schedule for such outstanding Equity Awards, to the extent not already vested, shall be accelerated by a period of one year.

(ii) If on the date of the Change of Control, the Eligible Employee is the Chief Executive Officer of the Company, and the Chief Executive Officer has outstanding Equity Awards to purchase or acquire shares in the stock of the Company, the vesting schedule for such outstanding Equity Awards, to the extent not already vested, shall be accelerated by a period of two years.

(iii) Notwithstanding the provisions of the preceding paragraph 3(a)(ii), in the event that the Company shall determine that the acceleration of the vesting schedule for the Chief Executive Officer’s outstanding options shall cause the Chief Executive Officer to become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) because some of the value of the option acceleration would constitute an excess parachute payment within the meaning of Section 280G of the Code (the “Excise Tax”), then the Company shall make a determination of the maximum number of shares subject to such options which may receive accelerated vesting without triggering the Excise Tax and the vesting schedule only with respect to those shares shall be accelerated. In making this determination, the Company shall first include those shares subject to options which would otherwise vest immediately upon the occurrence of the date of the Change of Control, and if all of those shares subject to option may vest without triggering the Excise Tax, then the Company shall then include the maximum number of remaining shares subject to options which may receive accelerated vesting without triggering the Excise Tax in the order of the length of time which the Chief Executive Officer must provide continued service in order to vest in those shares, with the shares subject to the shortest remaining vesting period being counted first. If all of the shares subject to options which would otherwise vest immediately upon the occurrence of the date of the Change of Control may not receive accelerated vesting without triggering the Excise Tax, then the Company shall accelerate the vesting on the maximum number of shares subject to options which is possible without triggering the Excise Tax in the order of the exercise price which the Chief Executive Officer must pay to purchase the shares, with the shares subject to the lowest exercise price being counted first. The Company’s determination shall be final and binding upon all parties with an interest in these calculations, including the Chief Executive Officer.

(b) Severance Benefits. Eligible Employees whose employment is terminated as described in Subsection 2(a) of this Plan will receive, subject to Section 4 hereof, the following severance benefits:

(i) The Eligible Employee shall receive Compensation during the Benefit Period. “Compensation” shall be the Eligible Employee’s total base pay and bonus (excluding draws, commissions, and other forms of additional compensation). For purposes of this paragraph 3(b)(i), the amount of the Eligible Employee’s base pay shall be equal to the amount of base pay actually paid to the Eligible Employee during the twelve (12) month period (eighteen (18) months if the Eligible Employee is the Company’s Chief Executive Officer) immediately preceding the Termination Date. For purposes of this paragraph 3(b)(i), the amount of the bonus shall be determined based upon the bonus which the Eligible Employee would have been entitled to receive under the terms of the Company’s annual incentive bonus plan for the Company’s fiscal year in which the Termination Date occurs, assuming on-plan performance by the Eligible Employee and the Company. If the Eligible Employee is the Company’s Chief Executive Officer, this bonus amount shall be multiplied by a factor of 1.5.

(ii) The Eligible Employee shall receive a bonus payment for the year in which the Termination Date occurs if the Eligible Employee received a bonus payment for the year immediately preceding the year in which the Termination Date occurs. The amount of the bonus payment payable for the year in which the Termination Date occurs shall be equal to the amount of the bonus payment, if any, paid to the Eligible Employee for the year immediately preceding the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which shall be the number of months the Eligible Employee works for the Company during the year in which the Termination Date occurs, including the month in which the Termination Date occurs, and the denominator of which shall be twelve.

(iii) If, on the Termination Date, the Eligible Employee has outstanding Equity Awards to purchase or acquire shares in the stock of the Company, such outstanding Equity Awards, to the extent they would otherwise vest if the Eligible Employee completed twelve months of employment with the Company following the Termination Date, shall become vested and exercisable on the Termination Date. In addition, to the extent that any portion of the outstanding Equity Awards of the Company’s Chief Executive Officer did not become fully vested under paragraph 3(a)(ii) of the Plan because of the limitation of paragraph 3(a)(iii) of the Plan, such options shall become vested and exercisable on the Termination Date.

(iv) If the Eligible Employee has medical, dental or vision coverage, under a group health plan sponsored by the Company on the Eligible Employee’s Termination Date, and if the Eligible Employee timely elects continuation of such coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse the Eligible Employee for the total applicable premium cost paid for medical, dental and vision coverage under COBRA as set forth in further detail under Subsection 9(a) below. Such reimbursement shall be made within thirty (30) days of the premium payment.

SECTION 4. LIMITATION ON AMOUNT OF BENEFIT; GOLDEN PARACHUTE TAXES.

(a) Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Employee under this Plan shall be offset, to the maximum extent permitted by law, by any severance benefits payable by the Company to such individual under any other arrangement covering the individual.

(b) Notwithstanding any other provision of the Plan to the contrary, (i) the severance benefits under this Plan are in lieu of any other benefit provided under any other group severance plan of the Company and (ii) severance benefits under this Plan shall be reduced by the amount of any payment to which the Eligible Employee is entitled under any individual severance agreement then in effect between the Eligible Employee and the Company. In addition, the Company shall withhold appropriate federal, state, local and foreign income and employment taxes from any payments hereunder.

(c) Notwithstanding any other provision of the Plan to the contrary, in the event it shall be determined, either by the Company or by a final determination of the Internal Revenue Service, that any payment or distribution by the Company to or for the benefit of an Eligible Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (the “Payments”), with the exception of incentive benefits described under Subsection 3(a) of the Plan, would cause the Eligible Employee to become subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to the Eligible Employee, within the later of ninety (90) days of the Termination Date or ninety (90) days of the date of determination referred to above, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax and any federal (and state and local) income and employment taxes on the Gross-Up Payment, shall be equal to the Payments; provided, however, that in no event shall the Gross-Up Payment be paid to the Eligible Employee later than the end of the Eligible Employee’s taxable year following the taxable year in which the Eligible Employee remitted the Excise Tax. For purposes of determining the amount of the Gross-Up Payment, the Eligible Employee shall be deemed to pay federal, state and local income taxes at the highest nominal marginal rate of such federal, state and local income taxation in the calendar year in which the Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account to determine the amount of the Gross-Up Payment, then the Eligible Employee shall repay to the Company at that time the portion of the Gross-Up Payment attributable to such reduction (plus an amount equal to any tax reduction, whether of the Excise Tax, any applicable income tax, or any applicable employment tax, which the Eligible Employee may enjoy as a result of such initial repayment). In the event that the Excise Tax is subsequently determined, whether by the Company or by a final determination of the Internal Revenue Service, to be more than the amount taken into account to determine the amount of the Gross-Up Payment, then the Company shall pay to the Eligible Employee an additional amount, which shall be determined using the same methods as were used for calculating the Gross-Up Payment, with respect to such excess. Such additional payment shall be paid to the Eligible Employee no later than the end of the Eligible Employee’s taxable year following the taxable year in which the Eligible Employee remitted the Excise Tax. For purposes of this Subsection 4(c), a determination of the Internal Revenue Service as to the amount of Excise Tax for which an Eligible Employee is liable shall not be treated as final until the time that either (i) the Company agrees to acquiesce to the determination of the Internal Revenue Service or (ii) the determination of the Internal Revenue Service has been upheld in a court of competent jurisdiction and the Company decides not to appeal such judicial decision or such decision is not appealable. If the Company chooses to contest the determination of the Internal Revenue Service, then all costs, attorney’s fees, and other expenses shall be borne by the Company.

SECTION 5. NOTICE OF TERMINATION.

Any termination by the Company, whether or not for Cause, or by the Eligible Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, if to the Eligible Employee, then to the Eligible Employee at the Eligible Employee’s address as set forth in the Company’s records, and, if to the Company, to Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 94501, Attention: Chief Financial Officer. For purposes of the Plan, a Notice of Termination means a written notice which (i) indicates the specific termination provision in the Plan relied upon and (ii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which, subject to Section 2(a)(iv) of this Plan, shall be not more than fifteen (15) days after the giving of such notice). The failure by the Company or the Eligible Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or of Good Reason shall not waive any right of the Company or of the Eligible Employee, respectively, or preclude the Company or the Eligible Employee, respectively, from asserting such fact or circumstance in enforcing its, his or her rights hereunder.

SECTION 6. TIME OF PAYMENT/SECTION 409A.

The Company shall pay the salary continuation severance payments described in paragraph 3(b)(i) of the Plan in accordance with its regular payroll cycle. Bonus payments described in paragraph 3(b)(ii), if any, shall be paid by the Company in the normal course of business, or, as may be determined by the Company, in pro rata payments in conjunction with the salary continuation severance payments (in accordance with the Company’s regular payroll cycle), but in no event later than the time on which bonuses for the fiscal year of the Company in which the Termination Date occurs would regularly be paid to those individuals remaining employed by the Company. Notwithstanding the foregoing, all payments under this Plan will be completed within twelve (12) months of an Eligible Employee’s Termination Date (eighteen (18) months if the Eligible Employee is the Company’s Chief Executive Officer). If an Eligible Employee is indebted to the Company at his or her Termination Date, the Company reserves the right to offset any severance benefits under the Plan by the amount of such indebtedness. In no event shall payment of any Plan benefit payable in cash be made prior to the Eligible Employee’s Termination Date.

Notwithstanding any other provision of this Plan, if the Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of the Eligible Employee’s termination (other than due to death) and the payment of the severance benefits, when considered with any other payments and benefits that the Eligible Employee is entitled to receive, would constitute deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then to the extent necessary to avoid the imposition of additional tax under Section 409A if the Deferred Compensation Separation Benefits were paid to the Eligible Employee on or within the six (6) month period following the Eligible Employee’s termination of employment, the payment of such Deferred Compensation Separation Benefits shall not be made until the date six (6) months and one (1) day following the date of the Eligible Employee’s termination of employment, unless the Eligible Employee dies following his or her termination of employment, in which case the Deferred Compensation Separation Benefits shall be paid to the Eligible Employee’s estate as soon as reasonably practicable following his or her death.

It is the intent of this Plan to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities shall be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 8, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Eligible Employees, to comply with Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any incentive or severance benefits or imposition of any additional tax (provided that no such amendment shall materially reduce the benefits provided hereunder).

Notwithstanding any other provisions of this Plan, Eligible Employee’s receipt of severance payments and benefits under this Plan is conditioned upon Eligible Employee’s signing and not revoking the Release and subject to the Release becoming effective within sixty (60) days following Executive’s termination of employment (the “Release Period”). No severance will be paid or provided until the Release becomes effective. No severance will be paid or provided unless the Release becomes effective during the Release Period. In the event Eligible Employee’s employment termination occurs on or after November 1 of any year, any severance will be paid in arrears on the first payroll date to occur during the following calendar year, or such later time as required by the payment schedule applicable to each payment or benefit) or Code Section 409A.

SECTION 7. MITIGATION.

The Eligible Employee shall not be required to mitigate the amount of the severance benefits payable under this Plan by seeking other employment or otherwise, and any amount earned by the Eligible Employee after the Termination Date shall not reduce or otherwise affect the amount of such severance benefits, including salary continuance, during the Benefit Period.

SECTION 8. RIGHT TO INTERPRET PLAN; AMEND AND TERMINATE; OTHER ARRANGEMENTS.

(a) Exclusive Discretion. The Plan Administrator (as defined in Subsection 13(a) below) shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment Or Termination. The Compensation Committee of the Board of Directors of the Company reserves the right to amend or discontinue this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall affect the right to any unpaid benefit of any Eligible Employee whose Termination Date has occurred prior to amendment or termination of the Plan. Any action amending or terminating the Plan shall be in writing and executed by the Chief Executive Officer or Chief Financial Officer of the Company.

SECTION 9. CONTINUATION OF EMPLOYMENT BENEFITS.

(a) COBRA Continuation. Each Eligible Employee who is enrolled in a group health, dental or vision plan sponsored by the Company may be eligible to continue coverage under such health dental or vision plan (or to convert to an individual policy), at the time of the Eligible Employee’s termination of employment. Subject to Section 3(b)(iv) of this Plan, the Company agrees to reimburse the Eligible Employee for the total applicable premium cost paid for medical, dental and vision coverage under COBRA for the Eligible Employee and his or her qualified beneficiaries for the period ending on the earlier of (i) the end of the Benefit Period or (ii) the date on which the Eligible Employee is no longer entitled to COBRA continuation coverage as provided by law. The Company will notify the individual of any such right to continue health coverage at the time of termination. No provision of this Plan will affect the continuation coverage rules under COBRA. Therefore, the period during which an Eligible Employee must elect to continue the Company’s group medical or dental coverage under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation of the Company to reimburse the Eligible Employee for premiums paid) will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the period, described above, during which the Company will reimburse the Eligible Employee for the COBRA premiums, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA, if any, for the duration of the COBRA period.

(b) Other Employee Benefits. All non-health benefits (such as life insurance and disability coverage) terminate as of the employee’s Termination Date as provided under the terms of those benefit plans in effect at such time (except to the extent that any conversion privilege is available thereunder).

SECTION 10. INDEMNIFICATION.

The Company shall continue to indemnify the Eligible Employee against potential civil liability claims arising during the period during which such Eligible Employee was an employee of the Company in accordance with the indemnification policies and agreements applicable to such Eligible Employee on the date of termination to the extent permitted by applicable law. Such indemnification shall continue from the date of termination until the statute of limitations period expires on such potential civil liability claims.

SECTION 11. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company and shall not be deemed (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

SECTION 12. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) as a “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and, to the extent not preempted by ERISA, the laws of the State of California. If any term, provision, covenant or restriction of the Plan is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 13. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications For Benefits And Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The Plan Administrator is:

Wind River Systems, Inc.

500 Wind River Way

Alameda, CA 94501

(b) Denial Of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant, with written or electronic notice, of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 13(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request For A Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied , in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days following the date the person (or that person’s authorized representative) receives written notice of the claim denial or else the applicant loses the right to review. A request for a review shall be in writing and shall be addressed to:

Wind River Systems, Inc.

500 Wind River Way

Alameda, CA 94501

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit, or the Plan Administrator may require the applicant to submit written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision On Review. The Plan Administrator will provide written notice of his or her decision on review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period, which will include the special circumstance requiring the extension of time and the date by which the Plan Administrator expects to render its decision. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv) a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(e) Rules And Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion Of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Subsection 13(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Subsection 13(c) above and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 13, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 14. BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 15. OTHER PLAN INFORMATION.

Plan Name:	Wind River Systems, Inc. Executive Officers’ Change of Control Incentive and Severance Benefit Plan

Plan Sponsor:	Wind River Systems, Inc.
500 Wind River Way
Alameda, CA 9450l
(800) 545-9463

Identification Numbers:	EIN: 94-2873391
PLAN: 503

Plan Year:	January 1 to December 31

Plan Administrator:	Wind River Systems, Inc.
500 Wind River Way
Alameda, CA 94501
(800) 545-9463

Agent for Service of Legal Process. : Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 94501. Service of process also may be made upon the Plan Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Company.

SECTION 16. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Wind River Systems, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

(b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

(c) Receive a summary of the Plan’s annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor.

(d) (Generally, all pension plans and welfare plans with one hundred (100) or more participants must file these annual reports.)

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries”, have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a benefit under the Plan is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 13 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. In any case, the court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 17. EXECUTION.

To record the adoption of the amended and restated Plan as set forth herein, effective as of the Effective Date, Wind River Systems, Inc. has caused its duly authorized officer to execute the same this 16th day of October, 2008.

WIND RIVER SYSTEMS, INC.

By:	/s/ Ian Halifax

Title:	Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary